RP Financial, LC.
Board of Trustees


September 11, 1998


Board of Trustees
Cohoes Savings Bank and
Board of Directors
Cohoes Bancorp, Inc.
75 Remsen Street
Cohoes, New York  12047


Gentlemen:

We hereby consent to the use of our firm's name in the Application for Conversion on Form 86-AC of Cohoes Bancorp, Inc., Cohoes, New York and any amendments thereto, and in the Form S-1 Registration Statement and any amendments thereto for Cohoes Bancorp, Inc. We also hereby consent to the inclusion of, summary of and references to our Appraisal Report in such filings including the Prospectus of Cohoes Bancorp, Inc.


Sincerely,

RP FINANCIAL, LC.

/s/ Gregory E. Dunn

Gregory E. Dunn
Senior Vice President